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                                                                    EXHIBIT 23.4









                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
eShare.com, Inc.

We consent to the incorporation by reference of our report dated April 16, 1999 (except as to Note 12, which is as of June 15, 1999), on the balance sheet of eShare.com, Inc. (formerly eShare Technologies, Inc.) as of December 31, 1998, and the related statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the year then ended, in the Form 8-K of divine, inc., dated October 29, 2001.

/s/ KPMG LLP

Melville, New York
October 29, 2001